Exhibit 99

COVENANT TRANSPORTATION GROUP ANNOUNCES EXECUTIVE TEAM CHANGES

CHATTANOOGA, TENNESSEE – February 18, 2016 - Covenant Transportation Group, Inc. (“CTG”) (NASDAQ: CVTI) today announced the appointment of Joey B. Hogan as President of CTG. Mr. Hogan previously served as Senior Executive Vice President of CTG and President of CTG’s Covenant Transport subsidiary. David R. Parker continues to serve as Chairman of the Board and Chief Executive Officer of CTG.

David R. Parker commented; “Joey has provided significant strategic, financial and operational leadership in his various roles in the organization for over 18 years. This included leadership of the planning and execution of business model changes across the organization that have developed into meaningful profit improvement since 2011 when we completed our first strategic plan. Joey’s focus areas will include, among other things, strategic planning and execution, talent management, safety initiatives, enterprise-wide operational efficiency, and culture management. Sam Hough, Executive Vice President and Chief Operating Officer of Covenant Transport, will assume the primary day-to-day leadership role of the Covenant Transport subsidiary that focuses on the team expedited freight market. I continue to be excited about the further development of CTG and each of our operating units in the hands of our capable leaders.”

Covenant Transportation Group, Inc. is the holding company for several transportation providers that offer premium transportation services for customers throughout the United States. The consolidated group includes operations from Covenant Transport and Covenant Transport Solutions of Chattanooga, Tennessee; Southern Refrigerated Transport of Texarkana, Arkansas; and Star Transportation of Nashville, Tennessee.  In addition, Transport Enterprise Leasing, of Chattanooga, Tennessee is an integral affiliated company providing revenue equipment sales and leasing services to the trucking industry. The Company's Class A common stock is traded on the NASDAQ Global Select under the symbol, “CVTI”.

For further information contact:
Richard B. Cribbs, Senior Vice President and Chief Financial Officer                                                              (423) 463-3331
Richard.Cribbs@ctgcompanies.com

For copies of Company information contact:
Kim Perry, Administrative Assistant                                                                                                                     (423) 463-3357
Kimberly.Perry@ctgcompanies.com

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